Exhibit 99.1

Contact:

Douglas M. Pihl

MathStar, Inc.

Telephone:  (503) 726-5500

Email:  doug.pihl@mathstar.com

MathStar, Inc. to Engage Investment Banker

HILLSBORO, OREGON, May 21, 2008—MathStar, Inc. (NASDAQ: MATH) announced today it has decided to engage an investment banker to explore strategic alternatives.  No decision has been made as to whether MathStar will engage in a transaction resulting from its Board of Director’s consideration of strategic alternatives, and there can be no assurance that any transaction will occur or, if undertaken, what the terms or timing of such a transaction would be.

As previously announced, MathStar’s  Annual Meeting of Shareholders will be held in Minneapolis, Minnesota on May 22, 2008 at 3:30 p.m., Central Time, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota  55343.  At this meeting, MathStar will hold the formal business portion of the meeting, after which the meeting will be adjourned and MathStar will present no business update at the meeting.

About MathStar

MathStar is a fabless semiconductor company offering best-in-class, high performance programmable logic solutions. MathStar’s Field Programmable Object Array (FPOA) can process arithmetic and logic operations at clock rates at 1 gigahertz, which is up to four times faster than even the most advanced FPGA architectures in many applications. MathStar’s Arrix family of FPOAs are high-performance programmable solutions that enable customers in the machine vision, high-performance video, medical imaging, security & surveillance and military markets to rapidly and cost effectively innovate and differentiate their products. FPOAs are available now and are supported by development tools, IP libraries, application notes and technical documentation. For more information, please visit www.mathstar.com.

Forward-Looking Statements

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008 under the heading “Risk Factors.” MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.